Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 275-5100

Willis Lease Finance Earns $3.8 Million in Third Quarter as
Lease Revenue Increases 13%

SAUSALITO, CA – November 13, 2007 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported that solid growth in its lease portfolio and high utilization of its assets contributed to 13% lease revenue growth in the third quarter of 2007. Third quarter net income totaled $3.8 million, a slight reduction from the first two quarters of 2007, due to a non-cash extinguishment of debt charge of $1.5 million. The after tax impact of the write-off was to reduce earnings in the quarter by $0.10 per diluted share.

After dividends on preferred shares, net income available to common shareholders totaled $3.0 million, or $0.34 per diluted share, in the third quarter of 2007, compared to $6.0 million, or $0.62 per share, in the third quarter of 2006. Earnings in the third quarter a year ago benefited from the sale of four engines for pre-tax gains of $3.2 million, which was not repeated in the third quarter of 2007.

For the first nine months of 2007, net income was $12.6 million compared to $18.9 million in the first nine months of 2006. Year-to-date, net income available to common shareholders was $10.2 million, or $1.18 per diluted share. In the first nine months of 2006, net income available to common shareholders totaled $16.9 million, or $1.75 per diluted share.

In the year ago period, Willis’ revenues and net income benefited substantially from use fees related to the recovery of nine engines and the termination of the associated long-term leases with a customer that filed for bankruptcy. The net impact of the early terminations on results for the first nine months of 2006 was an increase in total revenue of $14.1 million and net income of $9.0 million, adding $0.93 per share to earnings.

Third Quarter 2007 Highlights

•                  The lease portfolio increased 19% from a year ago to $700 million.

•                  Average utilization was 92.4% compared with 89.1% a year ago.

•                  At quarter end, utilization was 93.3%, down slightly from the immediate prior quarter of 94.3%, but up compared to 89.1% a year ago.

•                  Lease revenue, excluding use fees, rose 26% to $21.9 million from $17.5 million a year ago.

•                  Use fees contributed $7.8 million to revenue compared to $8.9 million a year ago.

•                  Book value per common share was $17.20 at September 30, 2007.

“With the airlines generating improved profits fueled by rising fares and higher load factors, demand for our leased engines remains strong,” said Charles F. Willis, President and CEO. “In the past two months, we have agreed to significant lease extensions with some of our largest customers. Over 10% of our portfolio is renewing at extended terms and at rates that reflect current higher market lease factors. We also are continuing to expand our portfolio with engines that are most in demand at this

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time. Three of the recent additions to our portfolio, the CFM56-7B that powers the Boeing 737NG, have been leased to North American Lease pool members in the last several weeks.”

“The average utilization of our lease assets is steadily improving and is at one of the highest levels we’ve seen in the past five years,” commented Brad Forsyth, Chief Financial Officer. “The heightened demand for our engines, combined with the recent drop in interest rates that is expected to reduce borrowing costs, our single largest expense, positions us well for the future.”

Forsyth added “We have been working with our investment banker on the second issuance of Willis Engine Securitization Trust (WEST), our Asset Backed Securitization which closed initially in August 2005, which will provide additional long term capital and the establishment of a new warehouse facility that will provide added borrowing capacity to fund future growth. As part of the process, the existing WEST B1 notes were purchased by our investment banker in the period and then re-sold to a different investor. As a result of this transaction, we wrote off approximately $1.5 million of unamortized B1 note debt issuance costs in the quarter.”

Results from Operations

Lease revenue increased 13% to $29.8 million, including $7.8 million in use fee revenue, in the third quarter of 2007 compared to $26.4 million, including $8.9 million in use fee revenue, in the third quarter a year ago. Year-to-date lease revenue grew 6% to $86.1 million, including $23.4 million in use fees, compared to $81.3 million, including $29.9 million in use fee revenue in the first nine months of 2006.

Gain on sale of equipment was negligible in the third quarter of 2007 and added $3.2 million to the year ago quarter. Year-to-date, gains on sale of equipment were $1.3 million compared to $3.0 million in the first nine months of 2007.

Total revenues were level at $29.8 million in the third quarter of 2007 compared to $29.6 million in the third quarter of 2006. Year-to-date, total revenue grew 4% to $87.9 million from $84.4 million in the like period of 2006.

Total expenses increased 28% in the third quarter of 2007 and grew 25% year-to-date compared to the same periods last year. Depreciation increased 36% in the third quarter to $8.3 million from $6.1 million in the third quarter a year ago, reflecting the increased size of the portfolio and accelerated depreciation for certain older engines in the portfolio. Depreciation year-to-date grew 14% to $22.7 million from $19.9 million a year ago. A $2.1 million write-down of equipment was recorded in the second quarter of 2007 to adjust book values for four older engines within the portfolio that have been consigned for part-out rather than repaired for re-leasing.

Third quarter net finance costs increased 41% to $10.4 million from $7.4 million in the same quarter a year ago, reflecting greater debt levels and the non-cash write-off of unamortized debt issuance costs. Year-to-date total net finance costs grew 29% to $26.6 million from $20.7 million in the first nine months of 2006. General and administrative expenses were up 1% in the third quarter at $5.3 million compared to $5.2 million in the year ago quarter, but down from $5.9 million recorded in the second quarter of 2007. Year to-date general and administrative expense totaled $17.0 million, up from $14.2 million a year ago, reflecting increases in personnel-related costs, technical service costs such as freight, inspection and testing, as well as higher accounting and consulting fees.

Balance Sheet

At September 30, 2007 the company had 142 commercial jet engines, 3 aircraft parts packages, and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $699.7 million, compared to 127 commercial jet engines, 4 aircraft parts packages, 5 aircraft and other engine-related equipment in its lease portfolio with a net book value of $585.8 million at September 30, 2006.

Total assets increased 18% to $825.4 million at September 30, 2007, compared to $701.7 million a year ago. Total shareholders’ equity was $173.0 million compared to $177.3 million a year ago, reflecting the $11.7 million paid to repurchase 1.3 million shares in December 2006. Book value per common share increased to $17.20 compared to $16.49 at December 31, 2006, and $15.66 at September 30, 2006.

At September 30, 2007, the company had $49 million of availability under its revolving credit and warehouse facilities, compared to $75 million a year earlier. The company’s funded debt to equity ratio was 3.10 to 1 at September 30, 2007, compared to 2.42 to 1 at September 30, 2006.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		As Adjusted	%		As Adjusted	%
(In thousands, except per share data, unaudited)	2007	2006	Change	2007	2006	Change

REVENUE
Lease revenue	$29,778	$26,369	12.9%	$86,056	$81,294	5.9%
Gain/(Loss) on sale of equipment	(37)	3,197	(101.2)%	1,263	3,039	(58.4)%
Other income	73	42	73.8%	578	48	1104.2%
Total revenue	29,814	29,608	0.7%	87,897	84,381	4.2%

EXPENSES
Depreciation expense	8,267	6,099	35.5%	22,656	19,931	13.7%
Write-down of equipment	—	—		2,142	—
General and administrative	5,278	5,229	0.9%	17,047	14,190	20.1%
Net finance costs
Interest expense	9,929	8,166	21.6%	27,928	23,043	21.2%
Interest income	(1,037)	(807)	28.5%	(2,796)	(2,196)	27.3%
Realized and unrealized losses on deriviative instruments	—	—	0.0%	—	(153)	(100.0)%
Loss upon extinguishment of debt	1,459	—		1,459	—
Total net finance costs	10,351	7,359	40.7%	26,591	20,694	28.5%
Total expenses	23,896	18,687	27.9%	68,436	54,815	24.8%

Income from operations	5,918	10,921	(45.8)%	19,461	29,566	(34.2)%

Income from joint venture	163	122	33.6%	455	348	30.7%

Income before income taxes	6,081	11,043	(44.9)%	19,916	29,914	(33.4)%
Income tax expense	2,330	4,269	(45.4)%	7,366	11,009	(33.1)%
Net income	$3,751	$6,774	(44.6)%	$12,550	$18,905	(33.6)%

Preferred dividends paid and accrued-Series A	782	782	0.0%	2,346	2,032	15.5%
Net income available to common stockholders	$2,969	$5,992	(50.5)%	$10,204	$16,873	(39.5)%

Basic earnings per common share	$0.36	$0.65		$1.26	$1.83

Diluted earnings per common share	$0.34	$0.62		$1.18	$1.75

Average common shares outstanding	8,174	9,279		8,106	9,219
Diluted average common shares outstanding	8,769	9,693		8,654	9,648

Consolidated Balance Sheets

		As Adjusted	As Adjusted
	September 30,	December 31,	September 30,
(In thousands, except share data, unaudited)	2007	2006	2006
ASSETS
Cash and cash equivalents	$817	$387	$541
Restricted cash	75,686	72,759	63,828
Equipment held for operating lease, less accumulated depreciation	699,735	602,278	585,756
Equipment held for sale	9,308	9,802	9,667
Operating lease related receivable, net of allowances	5,862	5,002	5,576
Investments	10,292	10,602	10,484
Assets under derivative instruments	187	1,508	1,946
Property, equipment & furnishings, less accumulated depreciation	6,876	7,272	7,390
Other assets	16,593	20,409	16,497
Total assets	$825,356	$730,019	$701,685

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$12,002	$14,755	$6,984
Liabilities under derivative instruments	2,783	96	—
Deferred income taxes	46,392	40,480	42,806
Notes payable	536,452	465,249	429,560
Maintenance reserves	44,390	36,628	36,373
Security deposits	5,295	4,848	4,271
Unearned lease revenue	5,056	3,961	4,415
Total liabilities	652,370	566,017	524,409

Shareholders’ equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	82	80	93
Paid-in capital in excess of par	55,139	53,820	64,781
Accumulated other comprehensive loss, net of tax	(3,508)	(967)	(727)
Retained earnings	89,358	79,154	81,214
Total shareholders’ equity	172,986	164,002	177,276

Total liabilities and shareholders’ equity	$825,356	$730,019	$701,685

Note: Transmitted on Prime Newswire on November 13, 2007 at 3:30 a.m. PST